CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

June 10, 2008

3:30 pm CT

Operator:	Good afternoon. My name is Heather and I will be your conference operator today.

At this time I would like to welcome everyone to the Quality Systems Fiscal 2008 Results conference call.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session.

If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. Silverman, you may begin your conference.

Lou Silverman:

Thank you Heather. Welcome everyone to Quality Systems’ Fourth Quarter and Fiscal 2008 Earnings call. Paul Holt, our CFO, Pat Cline, President of our NextGen Healthcare Information Systems Division and Donn Neufeld, Senior Vice President of the QSI Division join me as participants on this afternoon’s

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

call.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of the securities laws including without limitation, statements related to anticipated industry trends, the company’s plans, products, perspectives and strategies, preliminary and/or projected operating results, capital and equity initiatives and the implementation of or potential impact of legal, regulatory and accounting requirements.

Actual events or results may differ materially from our expectations and projections, and you should refer to our prior SEC filings including our Forms 8K, 10K and 10Q for discussions of the risk factors, management discussion and analysis and other information that could impact our actual performance.

We undertake no obligation to update any projections or forward-looking statements in the future.

I’ll now provide some summary comments on the quarter and the year. Paul, Donn and Pat will follow with additional details.

For the quarter, the company recorded revenue of $51.2 million which is a new record for the company. This represents 14% year over year growth over the very strong prior year quarter.

NextGen’s revenue for the quarter was a record $47.3 million -- up 16% over the prior year. The QSI division reported revenue of $4 million which was down approximately 11% over the prior year but well within our historical band.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

Fully diluted earnings per share for the quarter was a record $.41 per share -- up 32% over the year ago quarter.

For the fiscal year ended March 31, 2008, total company revenue increased 19%, net income increased 21% and EPS increased 19% over the prior fiscal year. The company’s annual totals were at record levels across the board.

For fiscal 08, NextGen revenue increased 21% over the prior year and the division’s operating income increased 18%. Both of those were also records.

The QSI division reported a 3% decrease in annual revenue and a 17% decreased in operating income. Despite the year over year decreases on a hard dollar basis, the QSI division did operate within its historical performance band.

I’d like to take this opportunity to welcome Donn Neufeld to the team of company management representing us on today’s call.

Donn’s assumption of the overall management responsibilities for the QSI Division has been seamless; at once, a credit to his strong management and interpersonal skills and completely unsurprising given his 20 plus year tenure with the division and the company. You’ll hear from Donn later on in today’s call.

In a similar vein, I’d also like to welcome the management, staff and customers of HSI the revenue cycle management company acquired by the company last month. Both acquirer and acquiree are optimistic about prospects for the combined companies. Additional details are available in our press release and 8K issued regarding the acquisition. But the basics are that we acquired the company for $15.4 million (approximately), split basically

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

evenly between cash and stock with additional incentives in place that can take the overall transaction up to about $17 million.

Based on the quarter ended March 31, 2008, HSI had a revenue run rate of just under $17 million per year, and we expect the acquisition to be modestly accretive to earnings during fiscal ‘09.

As previously announced, our board approved another 25 cent per share quarterly dividend to be paid to shareholders of record as of June 13, 2008 with an anticipated distribution date of July 2, 2008.

The company’s Annual Shareholders Meeting will be held on September 4, 2008 at the Center Club here in Southern California in Costa Mesa, California.

Shareholder and Director Ahmed Hussein filed a 13D toward the end of May which details his latest version of certain events in the company’s history as well as his disagreements with the company, various of its advisors, management and board members. A majority of the board has and continues to disagree with Mr. Hussein, finding his statements to be both factually inaccurate and misleading.

Regarding investor conferences during the March quarter and during the June quarter to date, the company presented at the JP Morgan, UBS, Raymond James, Deutsche Bank and JMP conferences.

Road shows were held in Chicago, Minneapolis, New York, Boston, San Francisco and Portland, Oregon.

During the remainder of the current quarter the company is not scheduled to present at any investor conferences.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

Regarding acquisitions, as we move through the initial stages of integrating HSI we continue to review potentially interesting acquisition opportunities that come to our attention.

And in closing my prepared comments for this call, I want to again thank the dedicated and talented members of the NextGen, QSI and Corporate teams for their contributions to the year’s performance.

Also as is our custom on these calls, I want to clearly point out that there are no guarantees that the company or either of its divisions will meet or exceed past, present or expected levels of performance in the future.

It is possible that investors or analysts will set new short, medium or long term expectations for the company. In response to this possibility, please continue to note that we do not give out financial guidance to the investment community and we do not comment on guidance advanced by members of the financial community.

I’ll now turn the call over to Paul Holt, our CFO.

Paul Holt:

Thanks Lou and hello everyone. Our consolidated systems sales of $24.4 million this quarter was roughly unchanged compared to $24.5 million in the prior year. The prior year quarter was a particularly strong quarter for systems sales. System sales were up 3% compared to the prior quarter systems sales of $23.7 million.

Consolidated maintenance, EDI and other services revenue rose 30% to $26.9 million compared to $20.6 million in the prior year quarter.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

Our consolidated gross profit margin this quarter came in at 66.8%. That’s down slightly from 67.2% a year ago. The decrease in our gross margin over last year was due primarily to both a higher amount of lower margin recurring maintenance and EDI revenue as a percentage of total revenue as well as some lower margins from our implementation and training revenue.

Total SG&A expense declined by approximately $0.4 million to $14.1 million in the fourth quarter compared to $14.6 million a year ago.

Prior year SG&A expense included higher corporate expenses as well as compensation expenses tied to the company’s incentive plan.

The quarter ended March 31, 2008 did not include any expense related to performance based incentive plans for the executive management team. The company did not meet any of its planned targets for fiscal 2008.

The overall decrease in SG&A expenses compared to the prior year was primarily due to the lower compensation expenses just discussed, lower corporate expenses offset by increased selling related expenses and other general and administrative expenses.

Moving down to interest income, interest income for the three months ended March 31 of 2008 decreased to $567,000 compared to $885,000 in the prior year period.

Our interest income in the three months ended March 31 of 2008 declined primarily due to a greater portion of our cash being invested in tax favored auction rate securities which offer lower interest rates but higher after tax yields compared to money markets or short term US Treasuries.

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Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

And just an update on option rate securities, at the end of last quarter, we had approximately $48.4 million invested in auction rate securities. In response to the well publicized failures in the auction market for these securities, we moved a significant portion of our portfolio over to short term US treasury bills and money market accounts.

As of March 31, 2008 we had approximately $22.6 million in option rate securities of which $2.5 million was recorded as current due to a sale subsequent to March 31.

The company’s effective income tax rate declined to 36.2% compared to 39.3% in the prior year. The effective rate for this current quarter was reduced by both an increase in the statutory reduction for qualified production activities as well as the addition of tax-exempt interest income and deductions related to incentive stock options.

Note that the R&D tax credit statute has lapsed as of January 1, 2008. Therefore we will not be recording a benefit related to our R&D activities until the statute is put back in place. As of today that has not happened, so that will be a stay tuned.

Moving down to divisional performance, system sales in the NextGen division rose 1% to $23.8 million compared to $23.4 million a year ago.

On a sequential basis, NextGen system sales grew 4%.

The NextGen base of installed users drove maintenance, EDI and other revenue in that division 36% higher to $23.5 million versus $17.2 million a year ago.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

Operating income in the NextGen division was up 24% to $19,133,000 compared to $15,444,000 a year ago.

The dental division (QSI), reported a year over year decrease of 11% in reported revenue of$ 3,977,000 compared to $4,460,000 last year. And as we mentioned, operating income for the division was $666,000.

Moving on to our balance sheet, our total cash and marketable securities increased by approximately $3.3 million this quarter, to $81.7 million or $2.98 per share. That compares to $78.4 million or $2.86 per share at the end of the prior quarter.

As of March 31, 2008, $20,124,000 of the company’s marketable securities was included in long term assets due to the fact that these amounts relate to the company’s position in auction rate securities which are no longer liquid due to the failed auctions for these securities. We’ve recorded an unrealized loss of $326,000 on our auction rate securities. That was recorded in comprehensive income and not in our income statement according to US GAAP.

Note that the company paid a dividend of approximately $6.8 million or $.25 per share in January 2008 and again in April 2008. Our board of directors has already declared and additional $.25 per share dividend to shareholders of record in June 13 to be paid in early July 2008.

This quarter our DSOs declined by two days compared to the prior quarter at 136 days. DSOs in the year ago quarter was 129 days.

DSOs net of amounts included in both accounts receivable and deferred revenue declined by five days compared to the prior quarter at 85 days

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

compared to 90 days last quarter.

Our DSOs by division this quarter were 95 days for the QSI division and 140 days for the NextGen division.

Our deferred maintenance and services revenue was up $3.6 million for the quarter at $44.9 million. That’s up $5.4 million compared to the prior year.

Deferred annual licenses and implementation and training revenue in the NextGen division as well as deferred maintenance continue to grow in the March quarter versus prior periods.

For those of you who are tracking this, our non-cash expenses for the quarter break down as follows. Total amortization expense, $1,060,000. That breaks down to $35,000 for the QSI division and $1,025,000 for NextGen.

Total depreciation expense: $614,000. That’s $68,000 for the QSI division and $546,000 for NextGen.

Total stock option expense which is a non-cash expense was $801,000. Total investing activities for the quarter were as follows: capitalized software: $1,545,000; $55,000 for QSI and $1,490,000 for NextGen.

Investments in fixed assets totaled $441,000 for the quarter: $94,000 for the QSI division and $347,000 for NextGen.

I want to again thank you all for being on our call and your interest in our company. And I will now turn things over to Donn.

Donn Neufeld:	Thank you Paul and thanks to everyone on the call for your interest in our

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Moderator: Lou Silverman

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company.

The QSI division numbers have been addressed in detail by Lou and Paul. So I’d like to briefly address other areas of interest within the division.

The quarter saw three new joint QSI NextGen clients purchasing the CPS product as well as other purchases expansion to the QSI division exclusive client.

Our reference to CPS, the Clinical Product Suite, is the dental electronic record equivalent of EMR.

We see increased synergy with our NextGen division in joint sales and see increased penetration of our client/prospect base.

During the quarter we made a number of enhancements to CPS which improves both range of functionality with the patient chair side and ease of use for practitioners in the operatory.

Most noteworthy to me was integrating scheduling within CPS allowing the back office staff to quickly access, create, and modify patient appointments. We will continue to enhance this product offering.

We conducted our annual dental users meeting within the quarter. Attendance was up 20% from the prior year. There was strong interest in the new features and offerings that were presented at the conference.

Our sales staffing remains unchanged from last quarter. Our pipeline is approximately $3.3 million. Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

occur within 180 days.

With that I’ll turn it over to Pat Cline, President of our NextGen Division.

Pat Cline:	Thanks Donn. Hi everyone.

NextGen continued its record-setting performance in the fourth quarter and for the year. During the quarter we executed about 70 new agreements.

The company’s pipeline for license and related sales has increased to about $83 million. Our sales force stands at 58 people currently.

Though we haven’t grown the sales force recently, we’re confident we’re improving the quality of the sales force and early indications are very positive with some of the new people we’ve brought on board.

We continue to interview aggressively and hire selectively.

We also continue to compete very effectively in the marketplace and win key deals.

As Lou mentioned during the quarter, we acquired HSI, expanding our revenue cycle management capabilities. We think we’re very well positioned for rapid growth in this area.

We think the company’s future remains very bright. And in closing I’d like to once again thank NextGen employees for their dedication to customer satisfaction and thanks to our customers as well for the confidence they’ve placed in our company.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

Heather, we’re ready for questions.

Operator:	At this time I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Sean Wieland with Piper Jaffray.

Sean Wieland:	Hi guys. Thank you. Pat, one question for you. The pending Allscripts-Misys merger, how is that impacting the landscape and the environment in - on the practice management in the EMR side?

Pat Cline:	We haven’t seen a heck of a lot, Sean. The marketplace is of course curious whenever that sort of thing transpires or is announced.

And there are a lot of questions about it and I think some questions in the minds of some purchasers. But the market hasn’t discounted those two companies and we continue to compete with them.

Sean Wieland:	Okay. Something on the sales force. Were there new hires in the quarter or I know the numbers stayed flat, the net number. But were there any new hires and people exchanged out?

Pat Cline:	Yes there were, Sean. Over the last few months there were a few people that were hired. And yes the number stayed flat.

NextGen’s a great place for salespeople who are, you know, honest and care about the customer and who sell. And it’s not such a great place for those who don’t.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

Confirmation #50252683

We, as I mentioned, have gotten a little more selective in the hiring process and we continue to interview. But we’re going through a much more rigorous process on the hiring end.

So overall we’re very happy with the quality that we’re seeing. And we think we’ve seen a big upgrade in the sales force. Hopefully that’ll turn into something very positive in the future for us.

Sean Wieland:	Okay great. Thank you very much.

Operator:	Your next question comes from the line of Charles Rhyee.

Charles Rhyee:

Yes hi, just had a couple questions maybe first with Paul. You know, you talked about the DSOs and you gave two sets of numbers right, the straight up DSOs and then the one - if we back out, you know, some of those things that are reported in other line items of the balance sheet.

And there was a discrepancy between the number of days, two days and then five days. Can you just give me a sense on what the difference is?

Paul Holt:

Well the difference is what’s being included in the calculation. If you take the amount of unpaid deferred revenue which is sitting both in accounts receivable and deferred revenue and you net that out against your AR, then you run your calculation, you come up with 85 days...

Charles Rhyee:	Okay.

Paul Holt:	...versus 100 - the number that I reported. It was 136 days.

Charles Rhyee:	No. What I mean is versus the year ago right? I would think that if you backed

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

06-10-08/3:30 pm CT

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it out, wouldn’t your days - I mean I’ll go back and do the calculation. That’s fine.

You know, my second question is, you know, you made a comment on SG&A costs, you know, lower than expected due to some, you know, lower compensation from management targets.

Paul Holt:	Yes.

Charles Rhyee:	And I recall you said none of the targets were hit for the year?

Paul Holt:	That’s correct.

Charles Rhyee:	Can you give us a sense on what those targets where and have new targets been set for the coming year?

Lou Silverman:	Charles, this is Lou. We’re going to respectfully decline to give you the targets for last year and can tell you that our compensation committee is at work on this fiscal ‘09 program.

Charles Rhyee:

Okay, maybe if I can ask in a different way, how - you know, what are sort of the targets that the compensation committee considers when setting these targets? Is it just looking at what you guys did in the past and sort of extrapolating? Or is it that, you know, you guys sit down and say hey, this is our pipeline and this is what we reasonably expect to do or can you give us maybe a little more idea on...

Lou Silverman:	I think it’s fair to say that thematically the areas of focus have been topline and bottom line, so revenue and earnings per share growth.

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Moderator: Lou Silverman

06-10-08/3:30 pm CT

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And I think that there has certainly been input - at least historically there’s been input in terms of where the management team feels like the business is going to go or where it’s going to be.

And that gets mixed in with some of the board and comp committee thoughts and ideas in terms of what they’d like to see. And from those sets of numbers emanates the target we get. That’s how it’s worked historically.

As I mentioned, the comp committee and the board are continuing to work on the fiscal ‘09 plan.

Charles Rhyee:	Okay, and just finally you had mentioned three new joint deals on the QSI NextGen, joint QSI NextGen clients.

How are those sales booked? Does it all just fall into NextGen or does the particular revenues fall to each division when you guys report it?

Paul Holt:	Yes, the particular revenues fall to each division. So if there’s a QSI license piece that’s in that deal, then QSI’s going to get credit for that revenue.

Charles Rhyee:	All right great. Thanks for the questions.

Operator:	Your next question comes from the line of Bret Jones with Leerink Swann.

Bret Jones:

Hi. Good afternoon. I was wondering if we could talk about the add-on sales. And maybe I missed this. Did you disclose what the add-on sales were in this quarter for NextGen or is that just going to be in the K?

Paul Holt:	Yes stay tuned for the K. We did not talk about that on this call. But I would just defer until the K gets filed.

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Moderator: Lou Silverman

06-10-08/3:30 pm CT

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Bret Jones:	All right. And then if we could just talk about as far as the add-on sales go, at least through the first three quarters of the year they were in the 40% to 50% range.

You know, how much room is there really to grow and up sell your customer base? And when I say 40 to 50, I mean 40%, 50% of total NextGen licenses?

Paul Holt:	Well just as an overall theme here, add-on licenses were not as big of a piece as they were in the last quarter, December quarter.

We had more on the new customer side as opposed to add-on licenses this quarter.

Bret Jones:	Is that reflective of some of the larger deals that we’ve talked about in the past where they would historically be phased implementations similar to like the HMA as an example?

Pat Cline:	That would be one example. As Paul mentioned, the add-on sales were a little bit lower but stay tuned for the K.

We’re very happy with the new customer revenue that was generated. And while year over year we had a very tough comp, we’re happy with system sales performance looking at the component parts.

And to get to another part of your question, you asked how much room to continue the add-on sales. I’d characterize it as a heck of a lot.

Bret Jones:	Okay. And is that primarily from the large deal - enterprise deals you’ve set recently or is it just historically it’s been an under penetrated base?

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Moderator: Lou Silverman

06-10-08/3:30 pm CT

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Pat Cline:

Both. There are many, many customers, some of which are the largest practices in the country that will start out with a certain purchase. And as long as we go in and do a good job and the software does a good job, meets their expectations and they see what was promised turning into reality, they’ll continue to expand and purchase more software, more licenses.

But frankly it’s not limited to just the large health systems either. That takes place with some smaller practices, clinics, groups, networks, et cetera.

Bret Jones:

All right, great. If I could switch gears to revenue cycle management. When you guys announced the Practice Solutions Division, I think it was last December or maybe it was November - it was primarily aimed pretty much at the small practice segment of the market.

And I’m wondering how the HSI acquisition, excuse me, does that really change the target of who you can attract as clients? Does that move you more to the mid and large practice space?

Pat Cline:

It does give us that capability. The Practice Solutions Division was in fact announced in December. HSI’s a terrific company that expands our capabilities across the board - small to large. And we also see a heck of a lot of synergy within our existing customer base and within their customer base. So I think it’s a terrific thing for both companies.

Bret Jones:	Great. And then one final question just if I could for Paul. DSO’s at 136 days. Ever since the first Seimens deal, DSOs have been, you know - much higher than they were traditionally.

I’m wondering does - at 136 days, is that concerning at all to you? And what

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Moderator: Lou Silverman

06-10-08/3:30 pm CT

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level do you think it should be and how do you go about working that down?

Paul Holt:

Well you’re correct at since we’ve been involved with Siemens that there’s been an effect on our DSOs overall. And we continue to be involved with Siemens. So there still is some effect that’s there in our DSOs.

But I would say am I concerned? I’m not - no, I’m not concerned. Our DSOs are relatively constant. You’re not seeing a whole lot of wild swings there. And in terms of bringing that down, a lot of that comes to just your basic blocking and tackling at making sure that you’re following-up correctly with your customers and whatnot.

So would I like to see that number move down? I think I have to say yes to that question. But am I concerned about that there’s something wrong? I would say no.

And the other answer there is also if you look on a net basis, if you net out the unpaid deferred revenue and you just - the - an 85 number of days, that’s not an outrageous number.

Bret Jones:	More in line with where it has been historically right?

Lou Silverman:

Bret, this is where I would just add one point to Paul’s point which is that cash flow’s been relatively strong and write-offs have been relatively constant if you will, not moving up materially at all. So I would echo Paul’s comment about keeping an eye on DSOs and AR. But it’s not particularly an area of great concern.

Bret Jones:	Okay, if I could just follow-up really quickly. Is there something structurally in the Siemens’ contract that would keep it from - keep you guys from moving

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Moderator: Lou Silverman

06-10-08/3:30 pm CT

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it down from that 130-ish to 140 day range?

Lou Silverman:

We respectfully decline to give out the details of the relationship with Siemens. And several quarters ago, we did talk about a receivables concentration with them. We do not have that concentration at this point in time. That’s to say they do not represent more than 10% of our AR at this point in time.

But past that, we haven’t given out the details of that relationship.

Bret Jones:	Great. Thank you very much.

Operator:	The next question comes from the line of Frank Sparacino with First Analysis.

Frank Sparacino:	Hi Paul. I was wondering if you would give the cash flow from operations number this quarter?

Paul Holt:

We’re going to file the K shortly here. So I would just point you to that. As we historically done, we get the K or the Q filed relatively quickly after the call. So you’ll have everything there for you.

Frank Sparacino:

Okay. And then on the deferred revenue side, was there anything unusual this quarter? I think when you look at it historically, you know, December to March you had substantial growth this year. Was there anything to point out there?

Paul Holt:

Well as I mentioned earlier, we had the ratio of our add-on sales versus our new contracts moved to a little more on the side of new contracts. And those typically will have more implementation services associated with those.

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Moderator: Lou Silverman

06-10-08/3:30 pm CT

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So we also have your normal growth in maintenance as NextGen’s customer base continues to expand and as more and more people begin to pay maintenance and you’ll see that’s just a natural process there.

And we also have in prior quarters, some amount of deferred maintenance that had been paid up front by our significant customer. And that’s been worked off.

And so I think a combination of those factors is the biggest part of what you’re seeing.

Frank Sparacino:

Okay. And then lastly Paul for you again is on the tax rate, is it fair to assume that the biggest change is related to the R&D tax credit in terms of, you know, your difference in tax rate or is that not a fair statement?

Paul Holt:

Well I would say that you also have a higher benefit from the qualified production activity that we’ve been able to benefit from which we benefited from it last year, but we got a bigger benefit just by statute.

And that benefit is going to remain the same next year. And then the following year, assuming that Congress doesn’t change it, it’s going to get even higher out in our fiscal 2011.

Frank Sparacino:	Okay, thank you.

Operator:	Your next question comes from the line of Constantine Davides with JMP.

Constantine Davides:	Great. First question for Paul. Paul, in the past you’ve disclosed the level of revenue from VARs in your K. Is that something you have handy at the moment?

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Moderator: Lou Silverman

06-10-08/3:30 pm CT

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Paul Holt:	I don’t have it handy at the moment. And I’m not - I don’t have an answer for you whether or not that’s going to be in the K either.

I would say stay tuned and, you know, we’ll get that our promptly.

Constantine Davides:	Okay.

Paul Holt:	Well we’ll get the K out promptly.

Lou Silverman:

This is Lou. Just for clarification, we have not made it a permanent policy to disclose VAR revenue. We only disclose it if we feel like it is significant in terms of its variations on a year over year or sequential basis if it helps one understand the numbers.

But it’s not something that we have historically have said is going to be in our MD&A’s discussion quarter in, quarter out.

Constantine Davides:	Okay. Hey Lou, can you just remind when that Siemens agreement is scheduled to terminate?

Lou Silverman:	It was initiated February of ‘05. And unless there is a renewal I believe it had about a four year life to it.

I think that both sides of that agreement are happy enough with the relationship so that both sides would like to see that continue.

And so that’s not to say that it absolutely will or it absolutely won’t. But we’re having some discussions.

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Moderator: Lou Silverman

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Constantine Davides:	Okay. And then just one follow-up on the HSI transaction. Obviously you guys put that HMA agreement for Practice Solutions on the tape shortly after that deal.

And can you just talk about what kind of role HSI is going to play with that? And I guess that is to say, would that deal have been executed without HSI through your own organic efforts?

Pat Cline:

I don’t want to get too far into the - exactly what HSI’s role would be in the HMA agreement. I can tell you that HSI is a very capable company and will be participating in the delivery of those services.

To answer the second part of the question, yes, we believe we would have executed to the HMA agreement irrespective of the HSI merger.

Constantine Davides:	Okay, thanks.

Pat Cline:	You’re welcome.

Operator:	Your next question comes from the line of Leo Carpio with Caris & Company.

Leo Carpio:	Good afternoon gentlemen. I had a quick question regarding the market and sort of the division market for sales.

Has there been any change or any impact from this whole credit crunch impact we’ve heard about last quarter on the hospitals on the physician side?

And in terms also this side, what is motivating for them to buy EHRs and price management systems at this point? Thanks.

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Moderator: Lou Silverman

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Pat Cline:	To the first part of the question we haven’t seen any significant negative impact related to the credit crunch on the part of the ambulatory market.

But the drivers that are there in the marketplace that are causing physicians and hospitals to purchase are numerous.

We’ve talked on prior calls about the relaxation of Stark and the Safe Harbor that allows entities like hospitals to help practices purchase electronic health record systems.

There have been more in the way of government programs, government grants, government pilots, more talk about e-prescribing, more talk about Medicare bonuses, payment bonuses, trying to push hard on e-prescribing.

And of course, e-prescribing is a key part of our system. There’s more in the way of pay for performance out there largely in the private sector, but some government sponsored programs as well.

There’s also a better awareness of systems. The technology’s better. Hardware’s less expensive. Bandwidth is better. There’s just all kinds of different drivers. Things are coming together very, very nicely for the business.

Leo Carpio:	Okay thanks. That was all my questions.

Pat Cline:	You’re welcome.

Operator:	Your next question comes from the line of Richard Close with Jeffries & Company.

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Richard Close:	Yes. Just maybe a little bit of top of the ways commentary on the market. You mentioned your pipeline at $83 million in NextGen.

Can you refresh us a little bit exactly what goes into pipeline, maybe the separation of add-on sales and maybe new clients of the pipeline or the composition there?

And how would you characterize the overall electronic medical record market practice management? Do you see it as maybe better today than a year ago?

Pat Cline:	On the first part of your question what NextGen refers to in our pipeline are the specific deals where we feel 50% or more confident that we’ll close the deals over the next 120 days.

So we keep a list of all of those and what the status is and who’s assigned, what the next steps are and those type of things.

And if we see a probability and there are a few input points to that, better than 50% and a timeframe of 120 days. That’s what goes into the pipeline.

The pipeline has been slowly growing over the years; doesn’t fluctuate all that much.

To the second part of your question, the EMR market continues to be very robust. And yes, I would say the market is slightly better today than it was a year ago.

Richard Close:	And what would you - is there anything you specifically would attribute it to the market being better today than last year?

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Moderator: Lou Silverman

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Pat Cline:	Just those things that I went through. The Stark exemption is something that we have this year that we did not have a year ago. There is more in the way of pay for performance. Awareness is coming up.

The talk about ePrescribing bonuses - I think most people feel fairly confident that the legislation that’s being talked about will be pushed through on that.

And there’s more in the way of consumerism. I think there are a lot of things about the market today that weren’t in place a year ago.

Richard Close:

Okay, and then just stepping back or moving back to the pipeline, 50% probability of closing in the next 120 days, so it’s safe to say that your add-on sale potential is not included in the pipeline number? Those are new clients?

Pat Cline:	Well no, the pipeline number does include some add-on revenue, add-on revenue that we’re aware of.

Unfortunately tracking this isn’t an exact science and we’re not always aware of the add-on revenue. We may get a call from the customer tomorrow not having any idea that they were about to merge or acquire another practice and need another 100 licenses or that type of thing.

So there is some add-on revenue in the pipeline but it’s tracking the add-on that is a little more difficult.

Richard Close:	And then maybe if you could comment a little bit on how the sales cycle, the length of the sales cycle has changed from the most recent quarter compared to a year ago?

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Moderator: Lou Silverman

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Pat Cline:	I would say no meaningful change. The sales cycle continues to be what it has been throughout the years.

I would have predicated maybe a year ago that the sales cycle would extend a little bit. And we’ve seen that with certain sales that, you know, the very large ones obviously take in general longer to close than the small ones.

But with 70 new customers coming in and joining the NextGen family within the last quarter, obviously, you know, they weren’t all big ones and they weren’t all long sale cycles. So we’re pretty happy with the way that piece of things is working as well.

Richard Close:	And then just one final question here. What would you say your retention rate is? Are you noticing that you guys are maybe being replaced in certain accounts any more or less than you have previously?

And then if you could characterize maybe the opportunities you see at replacing other vendors?

Pat Cline:

That’s a very good question. Our retention rate - to answer the first part - is very, very good. We’re a company that’s focused on quality and delivering, and testing our software thoroughly and making sure that when it goes in, it goes in well and the people see a return on their investment.

We do get replaced from time to time. Not all of our implementations go perfectly. And that’s unfortunate. We’re striving to make them all perfect.

But we do, I believe, get replaced far less frequently than we replace competition’s systems.

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Moderator: Lou Silverman

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We do see a little bit of an uptick in replacement sales on the electronic health record side. That’s probably a piece of the market that’s as robust as it’s ever been.

Richard Close:	Okay, thank you very much.

Pat Cline:	You’re welcome.

Operator:	Your next question comes from the line of Mike Marianacci with Ragnarock Capital.

Mike Marianacci:	Yes hi Paul. I just had a couple of quick questions.

The performance based incentives in March ‘07...

Paul Holt:	Yes?

Mike Marianacci:	What was that number? Did you have a number for us?

Paul Holt:	I don’t have it handy in front of me. I don’t know necessarily if I can tell you.. But it was a part of what was going on there.

Mike Marianacci:	Okay. Will that number be able to be gleaned from the proxy or last year’s 10K or something?

Lou Silverman:	My recollection, and it’s only a recollection - is that it may be at a fairly high rounded level. But I don’t recall exactly.

Mike Marianacci:	Okay. Regarding the tax rate going forward, I know you don’t want to give us guidance. But it sounded like maybe you’re expecting the tax rate to be just

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Moderator: Lou Silverman

06-10-08/3:30 pm CT

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generally higher in fiscal ‘09. Would that be accurate?

Paul Holt:

Well from what I know today, of course you’ve got the R&D tax statute lapsing situation. What happened the last time that Congress waited until the last minute and then they reinstated it and then we had to play catch up in the quarter that they did that.

It’s quite possible that that happens one more time given that the R&D tax rate is a pretty popular provision at least in the business community.

So unfortunately that may result in some volatility in our effective tax rate. But, we can’t really predict what Congress is going to end up doing.

The other thing that we know of is we have moved a good portion of our funds out of auction rate securities. So we may have less in the way of tax free type of interest income. And that may have some modest effect on the rate.

And they are the only two changes I think going forward. We won’t see a change in the qualified production activities deduction next year. But as I said earlier, the following year we’re going to see that move up again in terms of our benefit.

Mike Marianacci:	Okay. And I don’t know if you provided this in the past, but do you have any guesstimate as to what the FOREX impact was on the topline in the quarter or the year?

Paul Holt:	What is FOREX?

Mike Marianacci:	The foreign exchange.

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Moderator: Lou Silverman

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Paul Holt:	Oh we don’t have any international operations so that would - maybe I’m not clear what your question is.

Mike Marianacci:	No that would be it. You have no international sales and there’s no impact.

Paul Holt:	Correct.

Mike Marianacci:	And then just lastly would one expect the DSO on the maintenance business to be a lot lower than on the software side?

Paul Holt:	Yes, yes.

Mike Marianacci:

Okay. So given that the big sort of shift at least this quarter from software to maintenance at least on a percentage basis, would we have not expected the DSOs to be, you know, lower than they’ve been rather than higher?

Paul Holt:	I don’t have any kind of analysis of that or ability to say well here’s the impact from the fact that we had more of this amount of invoices with these payment terms as opposed to other payment terms.

I think taking a step back and looking at certainly the payment terms on our maintenance invoices are going to be better for us as opposed to a new contract.

I can’t really quantify what kind of impact that might have.

Mike Marianacci:	Okay, all right, fair enough.

Paul Holt:	Not necessarily.

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Mike Marianacci:	All right, thanks Paul.

Operator:	Your next question comes from the line of Steven Halper with Thomas Weisel Partners.

Alan Fishman:

Hi. This is actually Alan Fishman for Steve Halper. Most of my questions have been answered. My only one is for Pat, if you could comment on average deal size in the quarter probably ticked up sequentially. Is that right?

Pat Cline:	Average deal size I think came down. I believe last quarter we were at around 50 new customers, this quarter around 70. I don’t have what - the number in front of me but...

Paul Holt:	Pat’s statement is correct just from a big picture point of view. Last quarter was a particularly large quarter for average deal size.

Alan Fishman:

And then one more I guess. The pricing environment you said the last quarter there may - there was some competitors getting a little more aggressive on price in the market at least. Could you comment on that this quarter please?

Pat Cline:

Yes, pretty well the same comment. I mentioned that some competitors are discounting more aggressively. And I mentioned that we have reacted only on a case by case basis but have tried to hold the line.

Alan Fishman:	Okay generally you’d say it’d be about the same level?

Pat Cline:	Yes.

Alan Fishman:	All right, thank you very much.

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Pat Cline:	Thank you.

Operator:	Your next question comes from the line of Jacob Hausman with Raymond James.

Sandy Draper:	Yes hey, this is actually Sandy Draper. Most of my questions have also been asked.

Pat, I’m going to ask you. You may not want to or be willing to answer this one. Could you give us any more color on sort of the - now that you’ve got HSI, what the go to market strategy is to existing customers versus, you know, the focus there versus to net new customers?

And then just a line item. Will the revenue from HSI go into I would somewhere around the - in the maintenance lines or where would that revenue show up? Thanks.

Pat Cline:

Thanks for your question. You’re right, I don’t want to get in too deeply here related to our strategy. HSI is part of the revenue cycle management expansion strategy as well as part of an overall strategy. NextGen’s been quietly building our base of recurring, visible, long term stable revenue as this also falls right into that strategy.

So the part of your question about some of the synergies and existing customers, there’s a heck of a lot of synergy there. There are a lot of HSI customers as you might imagine that are in the market for electronic health record systems. We see that as a terrific opportunity. Likewise many of NextGen’s existing customers are in the market for HSI’s services, for example, revenue cycle services as evidenced by the HMA deal. We hope that’s one of many, many of those types of things.

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Moderator: Lou Silverman

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HSI also offers things like credentialing services that we look forward to offering to NextGen’s entire customer base which as you know, is very significant. So there’s a lot of operational synergy and strategic synergy with that deal.

Lou Silverman:

And Sandy, this is Lou, just to address the last part of your question. We are still working out the exact reporting or display of how all this is going to be laid out. It’s something that is under active discussion internally at this point.

Sandy Draper:	Okay thanks.

Operator:	Your next question’s a follow-up from the line of Charles Rhyee with Oppenheimer & Company.

Charles Rhyee:	Hey thanks for taking the question, just wanted to follow-up, you know, and a couple other people are asking about the tax rate.

If I look back here at fiscal ‘08, sort of your full year tax rate was right about 37%. The year before was about 39%.

Do I take that difference to be either the R&D tax credit or is that really a function of the change in the - this qualified production activity’s deduction?

Paul Holt:

Part of what you’re seeing there, too, is you have to keep in mind in the December quarter we had an executive who passed away, and there was an insurance policy that the company owned on this person’s life. We recorded some income there as a benefit. That was all tax free. So that was really a one-time event.

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Moderator: Lou Silverman

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So you’ve got to consider that along with the addition in the QPAD deduction.

Charles Rhyee:	Okay, so between those two is really the - is the difference between the tax rate this year and last year?

Paul Holt:	Well yes. And then thirdly there’s the fact that we had tax free interest income related to auction rate securities this year which we didn’t have in the prior year.

Charles Rhyee:	Okay. And so if we - since we moved out of the auction rate securities, largely that benefit kind of goes away a little bit. And then obviously we’re not going to have the assurance piece again?

Paul Holt:	Right.

Charles Rhyee:	Okay. All right, thanks.

Paul Holt:	Okay.

Operator:	Your next question is a follow-up from the line of Frank Sparacino with First Analysis.

Frank Sparacino:

Hi Pat. I just wanted to follow-up regarding your comments around the overall market being slightly better and then the small end of the market being very robust and just how you sort of reconcile that with, you know, the growth over the last sort of 48 quarters obviously has been trending down. I mean your comments which is just that, you know, we should be turning upward at some point. But I’m just curious how you reconcile that with the reported numbers?

Pat Cline:	I guess the difference in our views is long term view versus a shorter term

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Moderator: Lou Silverman

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view. The market is robust. That’s something that we see, we feel, we live every day.

Growth in the last two quarters was higher than the growth in the first half of the year. So if we’re looking at trends, that would be, you know, if we’re looking for positive news, that’d certainly be positive. I’m not sure how else to answer that question.

Operator:	Again, to ask a question, please press star 1. There are no further questions at this time sir.

Lou Silverman:	Okay, I’d like to thank everyone for their interest in the company and their participation in the call. We will see you next time.

Operator:	This concludes today’s Quality Systems Fiscal 2008 Results conference call. You may now disconnect.

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